Exhibit 3.47

STATE of DELAWARE

LIMITED LIABIILTY COMPANY

CERTIFICATE of FORMATION

FIRST: The name of the limited liability company is

Avis Asia and Pacific, LLC

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its Registered Agent at such address is Corporation Service Company.

THIRD: Effective Time. This Certificate of Formation shall be effective at 12:01 a.m. Eastern Daylight Time, on September 23, 2011.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 22nd day of September, 2011.

By:	/s/ Erik Johnson
Name:	Erik Johnson
Title:	Authorized Person